Exhibit 10.1



                      NOTICE OF RESTRICTED STOCK UNIT AWARD

                         Name: ------------------------

Restricted Stock Unit Grant
----------------------------
A restricted stock unit award for -------- units was granted to you on --------------. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of J. C. Penney Company, Inc. Common Stock of 50(cent) par value ("Common Stock"). The restricted stock unit grant is 100% vested as of --------------. This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2001 Equity Compensation Plan ("Plan").

You will be eligible to be credited with a quarterly distribution of an amount equivalent to the dividend declared on Common Stock on the restricted stock units until such time as the units are converted to shares of Common Stock. Any such dividends shall be converted into a number of additional restricted stock units equal to the aggregate dividend which would have been paid with respect to the number of restricted stock units then credited to you under this grant divided by the closing price of the Company Stock on the New York Stock Exchange on the day on which such dividends are paid. Any such additional restricted stock units shall vest immediately and be treated in the same manner as the original restricted stock units.

Payment Date
-------------
If your employment terminates for any reason, other than death, disability or reduction in force/unit closing (as defined in the Plan), prior to ----------------, the restricted stock award will be forfeited. If your employment terminates due to death, disability or reduction in force/unit closing prior to --------------, the restricted stock award will immediately vest with no further restrictions. The beneficiary listed on your J. C. Penney Company, Inc., Company-Paid Life Insurance Beneficiary Designation Form will receive the vested shares covered by the stock award in the case of termination of employment due to death.

Taxes and Withholding
---------------------
At the time the Company issues to you, in cancellation of the restricted stock units, shares of Common Stock, the fair market value of the shares (the average of the high and low JCPenney stock price on the NYSE multiplied by the number of vested shares) will be included in your W-2 form and the Company will be required to withhold applicable taxes on such shares. The Company may collect any withholding taxes due by requesting you send the withholding amount, by deducting the required amount from your paycheck or other payment or by retaining and canceling the number of vested shares equal to the value of the required tax withholding.

Effect on Other Benefits
-------------------------
The value of the shares covered by the restricted stock unit grant will not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to Company associates.

Administration
---------------
The Human Resources and Compensation Committee of the Company's Board of Directors has full authority and discretion to decide all matters relating to the administration and interpretation of the Plan and this award and all such Committee determinations shall be final, conclusive, and binding.